Calculation of Filing Fee Tables

SC TO-I

(Form Type)

EATON VANCE SENIOR INCOME TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$36,848,000	0.0001381	$5,088.71
Fees Previously Paid
	Total Transaction Valuation:	$36,848,000
	Total Fees Due for Filing:			$5,088.71
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$5,088.71

Offering Note

(1) The transaction value is calculated as the estimated aggregate maximum purchase price for preferred shares of beneficial interest of Eaton Vance Senior Income Trust (the “Fund”). Calculated as the aggregate maximum price to be paid for 1,504 shares in the offer (100% of the Fund’s total number of preferred shares outstanding as of March 31, 2026) based on a price of 98% of the liquidation preference of $25,000 per share (or $24,500 per share).

Calculated at $138.10 per $1,000,000 of the Transaction Value.

Table 2: Fee Offset Claims and Sources	☑ Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A